Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into by and among Transocean Ltd., a Swiss corporation (“Transocean”), Transocean Offshore Deepwater Drilling Inc. (“TODDI”), and Transocean Management Ltd. (“Transocean Management”) (collectively, the “Company”), and Gregory L. Cauthen (the “Executive”), effective as of January 9, 2012.

WHEREAS, TODDI wishes to employ the Executive to provide services to the Company, and Transocean desires to appoint the Executive to serve as its Executive Vice President and Chief Financial Officer, and the Executive wishes to accept such employment; and

WHEREAS, it is in the best interests of the Company to provide the Executive with the compensation and benefits as provided herein in order to retain the services of the Executive and to permit the Executive to focus on the interests of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:

1.                                       Term.

(a)                                  Employment Term.  TODDI agrees to employ the Executive and the Executive agrees to be employed by TODDI for the period commencing on January 9, 2012 (the “Effective Date”) and ending on the date six months after Effective Date (the “Employment Term”).

(b)                                 Termination.  Any party to this Agreement may terminate this Agreement prior to the close of the Employment Term by providing sixty days advance written notice to the other parties.  Notwithstanding the foregoing, in the event that the Agreement is terminated by the Company or by mutual agreement prior to the six-month anniversary of the Effective Date, the Company shall pay to the Executive, within thirty days following the termination of his employment, a lump-sum payment in an amount equal to the difference between the total Base Salary (as defined in Section 3(a)) which he would have received if he had remained in the Company’s employ through the six-month anniversary of the Effective Date and the amount of Base Salary actually paid to him.

(c)                                  Extension of Term.  From time to time the parties may mutually agree in writing to extend the Employment Term beyond the period described in 1(a) above (not to exceed twelve months from the Effective Date) and such extended period will be considered the Employment Term.

2.                                       Position and Duties.

(a)                                  Position.  The Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer and shall exercise and perform all duties, powers and responsibilities commensurate with such title and office.  The Executive shall report to the President and Chief Executive Officer of Transocean.  The Executive agrees to relinquish the title of Executive Vice President and Chief Financial Officer upon the appointment of a successor Chief Financial Officer of Transocean, and during the remainder of the Employment Term shall perform such duties as shall be assigned to the Executive by the President and Chief Executive Officer (“CEO”) of Transocean including, without limitation, facilitation of the transition to the successor Chief Financial Officer.  The Executive agrees to enter into a Secondment Agreement with TODDI and Transocean Management.

(b)                                 Exclusivity.  During the Employment Term the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to perform and discharge faithfully and efficiently the duties and responsibilities assigned to him.  It shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, (ii) with the prior approval of the CEO, serve on one board of a public or private company as long as such public or private company is not a competitor or customer of Transocean, or (iii) manage the Executive’s personal investments, provided that such activities do not interfere or conflict with the performance and fulfillment of the Executive’s duties and responsibilities under this Agreement.

3.                                       Compensation and Related Matters.  The following terms and conditions shall apply to the Executive’s compensation and benefits during the Employment Term:

(a)                                  Base Salary.  TODDI shall pay the Executive a base salary (“Base Salary”) of $ 53,333.33 per month in accordance with TODDI’s normal payroll practices as in effect from time to time, less withholding for taxes and deductions for other appropriate items.

(b)                                 Bonus.  The Executive shall become entitled to a bonus payment (the “Bonus”) in the amount of $ 256,000.00 (equivalent to a target bonus opportunity of 80 percent of Base Salary for the Employment Term) contingent upon Executive’s full cooperation and assistance during the Employment Term with the active search for a successor to the Executive as Chief Financial Officer and the orderly transition of responsibilities to such successor, as determined by the Compensation Committee of the Board of Directors of Transocean (the “Committee”) in its discretion.  The determination of the Committee shall be made in good faith, taking into account a recommendation by the CEO with respect to the Executive’s satisfaction of the criteria for the bonus payment.  Any such Bonus shall be paid in a single lump-sum cash payment thirty days after the first meeting of the Committee subsequent to the Executive’s termination of employment or, if earlier, on March 15, 2013.  The Executive shall not be eligible to participate in the Performance Award and Cash Bonus Plan or any other bonus plan maintained by the Company or an affiliate.

(c)                                  Long-Term Incentive Plan.  Within 30 days after the Effective Date, the Executive shall receive a grant of 22,610 deferred units (the “Deferred Unit Award”) under the Long-Term Incentive Plan of Transocean Ltd. (the “LTIP”), which shall be subject to no further service conditions following the date six months after the Effective

Date, subject to the Executive’s continued service through that date (his “deemed retirement date”) or, if earlier, upon the Executive’s earlier termination of employment with the consent of Transocean and, to the extent not forfeited, shall be vested and payable in three equal installments on the three anniversaries following the date of grant.  If the Executive terminates employment without satisfaction of the service conditions, the Deferred Unit Award shall be forfeited.  The Executive shall have no other entitlement to awards under the LTIP.

(d)                                 Benefit Plans.  The Executive shall be eligible to participate in TODDI’s savings and retirement plans and welfare benefit plans, including, but not limited to, medical, dental, short-term and long-term disability and Executive life insurance on terms and conditions set forth in such plans as generally applicable to TODDI’s senior executive employees.  Notwithstanding the foregoing, the Executive shall not participate in the Company’s Executive Severance Policy.

(e)                                  Expenses.  The Executive shall be entitled to receive prompt reimbursement in accordance with the policies, practices and procedures of the Company. for all reasonable expenses incurred by the Executive in the performance of his duties and responsibilities hereunder, including but not limited to, such reasonable living and transportation expenses as may be necessary to enable the Executive to perform his duties and responsibilities at Transocean’s Swiss headquarters.  The Executive shall receive perquisites consistent with those afforded other executive officers of Transocean, as applicable, including tax preparation and tax equalization benefits.

(f)                                    Vacation.  During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the policies, practices and procedures of TODDI as in effect from time to time in an amount equal to six weeks multiplied by the number of days in the Employment Term divided by 365.

4.                                       Representations and Warranties.  The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument or obligation to which the Executive is a party or by which the Executive is bound.

5.                                       Confidentiality.  The Executive acknowledges that, in the course of his employment with the Company, he will acquire Confidential Information which is and remains the exclusive property of the Company and/or its affiliates.  The Executive agrees, during the Employment Term and following the termination of his employment with the Company, not to divulge to any other person, firm, corporation or legal entity, any Confidential Information or trade secret of the Company or its affiliates, except as required by law.  “Confidential Information” shall mean information:  (A) disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company and/or its affiliates; (B) not generally known outside the Company and its affiliates; and (C) which relates to any aspect of the Company and its affiliates, or their business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by the Company or its affiliates, investments made by the Company or its affiliates, and any information provided to the Company or its affiliates by a third party under restrictions against disclosure or use by the Company, its affiliates or others.

6.                                       Non-Solicitation of Customers.  The Executive agrees that, during the one year period following the termination of his employment with the Company, he will not directly or indirectly, on his own behalf or on behalf of others, solicit or accept any business producing or providing products or services which the Company or any of its affiliates produces or provides from any person that was a customer or client or prospective customer or client of the Company or its affiliates during the period during which the Executive was employed with the Company or its affiliates.

7.                                       Non-Solicitation of Employees.  The Executive agrees that during the one year period following the termination of his employment with the Company, he will not either directly or indirectly, on his own behalf or on behalf of others, hire, solicit, induce, recruit or encourage any of the employees of the Company or its affiliates to leave their employment, or attempt to solicit, induce, recruit, or hire employees of the Company or its affiliates.

8.                                       Non-Disparagement.  The Executive agrees that, during the Employment Term and following the termination of his employment with the Company, in acting alone or in concert with others, he will not (A) publicly criticize or disparage the Company, its affiliates or any officers, employees, directors or agents of the Company or its affiliates, or privately criticize or disparage the Company, its affiliates or any officers, employees, directors or agents of the Company or its affiliates in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of the Company, its affiliates or any officers, employees, directors or agents of the Company or its affiliates; (B) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or its affiliates; (C) commit damage to the property of the Company or its affiliates or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or its affiliates; or (D) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or its affiliates or inconsistent with fostering the goodwill of the Company or its affiliates; provided, however, that nothing in this Section 8 shall apply to or restrict in any way the communication of information by the Executive to any state, federal or governmental law enforcement agency or require notice to the Company or its affiliates, and the Executive will not be in breach of the covenant contained in (B) above solely by reason of his testimony which is compelled by process of law.

9.                                       Cooperation.  The Executive agrees, following his termination of employment, to reasonably cooperate with and make himself available on a continuing basis to the Company and affiliates, predecessors and successors (the “Transocean Group”) and their representatives and legal advisors in connection with any matters in which he was involved during his employment with the Company or any then existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Company.  The Executive also agrees to promptly send the General Counsel, Transocean Ltd. copies of all correspondence (for example, but not limited to, subpoenas) received by him in connection with any such matters involving or relating to the Transocean Group, unless he is expressly prohibited by law from so doing.  The Executive agrees not to cooperate voluntarily in any third party claims against the Transocean Group.  The Executive agrees that nothing in this Agreement restricts his ability to appropriately respond to a subpoena or other request from the government or regulators.  The Company agrees to reimburse the Executive for his reasonable out-of-pocket expenses incurred in connection with the performance of his obligations under this Section.

10.                                 Section 409A.  The Agreement is intended to comply with the provisions of Section 409A of the Code and applicable Treasury authorities (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A.  This Section 10 does not create an obligation on the part of Company to modify the Agreement in the future and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code on the Executive’s Termination Date, then any payment or benefit to be paid, transferred or provided to the Executive pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Code if paid, transferred or provided at the time otherwise specified in this Agreement shall be delayed and thereafter paid, transferred or provided on the first Business Day that is six months after the Executive’s Termination Date (or if earlier, within 30 days after the date of the Executive’s death) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.  Each of the payments due to the Executive with respect to the Deferred Units under Section 3(c) of this Agreement are designated as separate payments for purposes of Section 409A and the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F).  As a result, payments under Section 3(c) that are by their terms scheduled to be made on or before March 15, 2013 are exempt from the requirements of Code Section 409A under the separation pay and short-term deferral exemption provisions.

11.                                 Enforcement of Agreement.  No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

12.                                 Choice of Law.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

13.                                 Notices.  Notices provided for in this Agreement shall be in writing and shall either be personally delivered by hand or sent by:  (i) mail service, postage prepaid, properly packaged, addressed and deposited with the mail service system; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender.  Notices to the Executive by the Company shall be delivered to the last address on file in the Executive’s personnel records, and notices by the Executive to the Company. shall be delivered to Transocean Management Ltd., c/o Mr. Ian Clark, Vice President, Human Resources, Chemin de Blandonnet 10, CH-1214 Vernier, Switzerland.

14.                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successors or assigns of the Company.

15.                                 Amendment.  This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.  No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to modify, amend or waive any provision of this Agreement or anything in reference thereto.

16.                                 Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17.                                 Nonalienation of Benefits.  The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

18.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

19.                                 Captions.  The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the Companies have caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, as of the date first above set forth.

TRANSOCEAN LTD.

By:	/s/ Ian M. Clark
Ian M. Clark
Vice President, Human Resources

TRANSOCEAN DEEPWATER DRILLING INC.

By:	/s/ John L. Truschinger
John L. Truschinger
Senior Vice President, Support Services &
Chief Information Officer

TRANSOCEAN MANAGEMENT LTD.

By:	/s/ Nick Deeming
Nick Deeming
Senior Vice President & General Counsel

EXECUTIVE

/s/ Gregory L. Cauthen
Gregory L. Cauthen